Exhibit 4.3

ATX GROUP, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of April 26, 2004, by and between Vodafone Deutschland GmbH, a German limited liability company (“Vodafone”), James R. Leininger, M.D. (“Leininger”), and the other shareholders of ATX Technologies, Inc., a Texas corporation (“ATX”), listed on the signature pages hereto (the “Common Shareholders” and, together with Leininger, the “Leininger Shareholders,” with Vodafone, Leininger and the Leininger Shareholders being collectively referred to as the “Shareholders”).

RECITALS:

WHEREAS, ATX, Vodafone, Leininger and certain of the Common Shareholders are parties to that certain Voting Agreement, dated as of May 4, 2000, as amended by that certain Consent to Amendment of Voting Agreement, dated as of November 1, 2000, and that certain Joinder Agreement to Voting Agreement, dated as of November 8, 2000 (pursuant to which Siebel Systems, Inc., a Delaware corporation, was made a party) and that certain “Agreement to be Bound by Voting Agreement,” dated October 31, 2001 (pursuant to which Vodafone was made a party) (as amended, the “Existing Voting Agreement”); and

WHEREAS, Vodafone and Leininger are parties to that certain Amended and Restated Agreement, dated as of July 13, 2001 (the “Amended and Restated Agreement”); and

WHEREAS, ATX and ATX Group, Inc. (the “Company”) have entered into that certain Agreement and Plan of Merger, dated as of April 26, 2004, pursuant to which ATX will become a wholly-owned subsidiary of the Company pursuant to the merger of a wholly-owned subsidiary of the Company with and into ATX (the “ATX Reorganization”), whereby all holders of outstanding common stock and preferred stock of ATX will receive, in exchange therefor, shares of common stock, par value $.01 per share, of the Company (“ATX Group Common Stock”); and

WHEREAS, the Merger will become effective immediately prior to the consummation (closing and funding), on or prior to September 30, 2004, of an underwritten public offering of shares of ATX Group Common Stock, pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Company and any selling stockholders of not less than $50,000,000 (a “Qualified Public Offering”); and

WHEREAS, in anticipation of the ATX Reorganization and Qualified Public Offering, the Shareholders are desirous of entering into this Voting Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Effectiveness and Termination of Prior Agreements.

(a)	This Agreement shall become effective only upon the consummation (closing and funding) of the Qualified Public Offering on or prior to September 30, 2004 (the “Effective Time”). If the Qualified Public Offering has not been closed and funded on or prior to September 30, 2004, this Agreement (including the proxies granted pursuant to Section 2 hereof) shall automatically terminate and be of no further force or effect.

(b)	The Existing Voting Agreement and the Amended and Restated Agreement shall each be terminated and of no further force or effect as of the Effective Time.

2.	Board of Directors; Grant of Irrevocable Proxy.

(a)	The Shareholders agree to vote all shares of voting capital stock of the Company that they own (“Company Capital Stock”), of record or beneficially, whether beneficially owned on the date hereof or hereafter, to cause and maintain the election to the Board of Directors of: (a) two persons designated by Leininger (the “Leininger Designees”), and (b) one person designated by Vodafone (or, if the Company’s Board constitutes more than nine members, two persons) (collectively, the “Vodafone Designees” and together with the Leininger Designees, the “Designees”), and to take all other reasonable action that may be necessary or proper to effect the foregoing, including without limitation attendance at annual or special meetings of the Company’s shareholders (in person or by proxy), however called, and at any adjournments or postponements thereof, for purposes of obtaining a quorum and the execution of written consents in lieu of such meetings.

(b)	The Shareholders shall not vote to remove any Leininger Designee unless such removal is requested by Leininger in writing, and shall not vote to remove any Vodafone Designee unless such removal is requested by Vodafone in writing.

(c)	If any Designee ceases for any reason to serve as a member of the Board during his or her term of office, the Shareholders agree to vote all shares of Company Capital Stock that they own, of record or beneficially, for the election to the Board of such new Designee recommended by Leininger or Vodafone and to take all other reasonable action that may be necessary or proper to effect the foregoing.

(d)	If Leininger or Vodafone determines to remove any Leininger Designee or Vodafone Designee, respectively, from the Board, then the Shareholders agree to vote all shares of Company Capital Stock that they own, of record or beneficially, for the removal from the Board of such Designee, and to take all other reasonable action that may be necessary or proper to effect the foregoing. Leininger or Vodafone, as the case may be, will provide prior written notice to the other Shareholders of any such determination.

(e)	Each of the Leininger Shareholders hereby appoints Vodafone and each of its officers as such Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote and otherwise act (by written consent or otherwise) with respect to all shares of Company Capital Stock that such Shareholder is entitled to vote at any meeting of shareholders of the Company, however called, or by consent in lieu of any such meeting, on the matters and in the manner specified in Sections 2(a) through 2(d) above, inclusive, so as to cause the election and continued appointment of the Vodafone Designees to the Board, until the obligations of such Shareholders are terminated pursuant to Section 4(b) below (at which time the proxy granted in this paragraph (e) shall terminate without further action by any party). In all other matters, such Shareholder’s shares of Company Capital Stock shall be voted by and in the manner determined by such Shareholder. Such Shareholder hereby represents that it has not heretofore granted any proxy with respect to such Shareholder’s shares of Company Capital Stock that is inconsistent with the proxy granted hereby and hereby revokes any and all such proxies which may previously have been granted with respect to such shares. Such Shareholder acknowledges that Vodafone is entering into this Agreement in reliance on such Shareholder’s execution and delivery of this Agreement. Such Shareholder affirms that the proxy granted in this paragraph (e) is coupled with an interest and may not be revoked.

(f)	Vodafone hereby appoints Leininger as Vodafone’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote and otherwise act (by written consent or otherwise) with respect to all shares of Company Capital Stock that Vodafone is entitled to vote at any meeting of shareholders of the Company, however called, or by consent in lieu of any such meeting, on the matters and in the manner specified in Sections 2(a) through 2(d) above, inclusive, so as to cause the election and continued appointment of the Leininger Designees to the Board, until the obligations of Vodafone are terminated pursuant to Section 4(b) below (at which time the proxy granted in this paragraph (f) shall terminate without further action by any party). In all other matters, Vodafone’s shares of Company Capital Stock shall be voted by and in the manner determined by Vodafone. Vodafone hereby represents that it has not heretofore granted any proxy with respect to its shares of Company Capital Stock that is inconsistent with the proxy granted hereby and hereby revokes any and all such proxies which may previously have been granted with respect to such shares. Vodafone acknowledges that Leininger is entering into this Agreement in reliance on its execution and delivery of this Agreement. Vodafone affirms that the proxy granted in this paragraph (f) is coupled with an interest and may not be revoked.

3.	Exchange Act Filings. Each Shareholder shall make all filings as and when required to be made by such Shareholder with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the execution and effectiveness of this Agreement, including all filings required to be made by such Shareholder pursuant to Sections 13(d) and 16(a) of the Exchange Act and the rules and regulations thereunder, including, without limitation, any Schedule 13D or 13G that may be required to be filed by such Shareholder. The Shareholders agree to give prompt notice to each of any event or change of beneficial ownership which would require amendment to their respective Schedules 13D or 13G.

4.	Termination.

(a)	The obligations of the Shareholders under this Agreement with respect to Leininger Designees shall continue in effect until such time as Leininger ceases to beneficially own, directly or indirectly, at least 10% of the voting power of the outstanding capital stock of the Company or such earlier time, if any, as Leininger ceases to be entitled to nominate any Leininger Designees under its agreement(s) with the Company, and at such time, such obligations will automatically terminate without further action by any party. Leininger agrees to notify Vodafone and the other Shareholders promptly after such obligations have terminated under this paragraph.

(b)	The obligations of the Shareholders under this Agreement with respect to Vodafone Designees shall continue in effect until such time as Vodafone ceases to beneficially own, directly or indirectly, at least 10% of the voting power of the outstanding capital stock of the Company or such earlier time, if any, as Vodafone ceases to be entitled to nominate any Vodafone Designees under its agreement(s) with the Company, and at such time, such obligations will automatically terminate without further action by any party. Vodafone agrees to notify Leininger and the other Shareholders promptly after such obligations have terminated under this paragraph.

(c)	For purposes of this Agreement, “beneficial ownership” shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

5.	Legends. Each party agrees that, so long as its shares of Company Capital Stock are subject to obligations hereunder (with respect to the Vodafone Designees, the Leininger Designees or both), such shares shall bear a legend substantially in the form set forth below, and each agrees to execute such documents as may be necessary to cause the Company to affix such legends to any certificates representing such shares of Company Capital Stock, and consents to the entry in the Company’s records of appropriate stop orders or other customary restrictions against transfers in violation of this Agreement.

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT DATED APRIL 26, 2004. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED, EXCEPT IN STRICT ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT. A TRANSFEREE OF THESE SECURITIES REPRESENTED HEREBY SHALL BE BOUND BY SUCH AGREEMENT, SUBJECT TO THE EXCEPTIONS STATED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.	Transfer of Rights. Any transferee (other than a Third-Party Transferee, as defined below) to whom a Shareholder transfers shares of Company Capital Stock in any manner (whether voluntarily or by operation of law) shall, as a condition precedent to such transfer, agree in writing to be bound by the obligations imposed under this Agreement on the transferor of such shares of Company Capital Stock, including the affixing of legends on the certificates representing such shares. Any transfer of shares in violation of this Agreement shall be void. As used in this Agreement:

(i) “Third-Party Transferee” means, with respect to a particular Shareholder, a third party that is not (A) a member of the Immediate Family of such Shareholder, (B) a trust, family limited partnership or other entity that is directly or indirectly controlled by or for the benefit of such Shareholder, one or more members of the Immediate Family of such Shareholder, or a combination of the foregoing, or (C) otherwise an affiliate of such Shareholder;

(ii) an “affiliate” of a party (including correlative references to “affiliated” and “affiliation”) means a person or entity that directly or indirectly controls, is controlled by or is under common control with such party, whether by ownership of voting securities or otherwise; and

(iii) a “member of the Immediate Family” of a specified person means any spouse, parent, grandparent, sibling, child or other lineal descendant, aunt, uncle, niece, nephew or other relative (in each case, whether by blood, marriage or adoption) who is not more remote than first cousin.

7.	Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Shareholder shall be entitled to specific performance of the agreements and obligations of the Shareholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

8.	Amendments and Waivers. This Agreement constitutes the full and complete agreement of the parties with respect to the subject matter hereof. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of Vodafone and of Leininger Shareholders collectively owning a majority of the Company Capital Stock then owned by all Leininger Shareholders. Any amendment or waiver so effected shall be binding upon all of the Leininger Shareholders (whether or not so consenting) and their respective heirs, personal representatives, successors and assigns. No waivers or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

9.	Stock Splits, Stock Dividends, Etc. In the event of any stock split, dividend, combination, recapitalization, reorganization or other similar event involving the Company, any securities issued on, in exchange for or with respect to the Company Capital Stock held by Shareholders bound by this Agreement shall become subject to the terms and conditions of this Agreement.

10.	Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or held invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.	Governing Law; Arbitration. This Agreement shall be governed by and construed under the substantive laws of Delaware, exclusive of its conflicts of laws rules. Any dispute, controversy or claim between the parties involving any claim arising out of, connected with or relating to this Agreement will be submitted to and be settled by final and binding arbitration in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as in effect on the date of commencement of arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three arbitrators, one chosen by Vodafone, one chosen by Leininger Shareholders holding a majority of the voting power of the Company Capital Stock then owned by all Leininger Shareholders, and one chosen by the two arbitrators chosen by Vodafone and the foregoing Leininger Shareholders. Any notices to be given involving arbitration may be provided to such person at the address specified in the notice provision in Section 14.

12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Successors and Assigns; Beneficiaries. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns. References to “Vodafone” herein shall be deemed to include any affiliate of Vodafone to which Vodafone transfers shares of Company Capital Stock and which becomes entitled to nominate the Vodafone Designees as notified by Vodafone to Leininger. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, except as expressly provided herein.

14.	Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and delivered by personal delivery or transmitted by facsimile or by a reputable overnight courier delivery service and shall be deemed to have been duly given and received (a) upon personal delivery or receipt of facsimile transmission at the facsimile numbers set forth on the signature pages hereto (or subsequently provided in writing in accordance with this Section 14) or (b) two days after being transmitted by a reputable overnight courier delivery service, properly addressed and postage prepaid, to the intended recipient at the addresses set forth on the signatures pages hereto (or such other address as the applicable Shareholder may provide in writing in accordance with this Section 14). The Leininger Shareholders agree that any notice, request, permission, waiver or other communication hereunder delivered to Leininger in accordance with this

Section 14 shall constitute effective notice and delivery of the same to each such Shareholder, for all purposes hereunder.

15.	Attorney Fees. In the event that any dispute among the parties to this Agreement should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, the reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of successful appeals.

16.	Other.

(a)	No party hereto (and no officer, director, stockholder, partner, employee or agent of any party) makes any representation or warranty as to the fitness or competence of any Designee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party voting for such Designee pursuant to this Agreement.

(b)	Each Shareholder represents and warrants to the other parties hereto that such Shareholder has all necessary power and authority to enter into, deliver and perform this Agreement, and that such Shareholder’s execution, delivery and performance of this Agreement does not and will not conflict with or violate the partnership agreement, charter, bylaws or other constituent documents of such Shareholder (if such Shareholder is not an individual) or any order, decree, judgment or agreement by which such Shareholder is bound or to which such Shareholder is subject.

(c)	Each Shareholder represents and warrants that the number of shares of Company Capital Stock (and securities convertible, exercisable or exchangeable for shares of Company Capital Stock) beneficially owned by such Shareholder is as set forth opposite such Shareholder’s name in Appendix A hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VODAFONE DEUTSCHLAND GmbH

By:	/s/ Dr. Joachim Peters /s/Volker Schmidt-Fehrenbacher
Name:	Dr. Joachim Peters Volker Schmidt-Fehrenbacher
Title:	Officers
Address:	Mannesmannufer 2 40213 Duesseldorf-Germany
Facsimile:	+49-211-820 2493
with a copy to:	Vodafone Americas, Inc. Legal Department 2999 Oak Road, Tenth Floor Walnut Creek, CA 94597
Attn:	Eric Grossbard, Esq.
Facsimile:	925-210-3599

/s/ James R. Leininger, M.D.
James R. Leininger, M.D.

Address:	c/o Mission City Management 8122 Datapoint Dr., No. 900 San Antonio, TX 78229 Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

J&E INVESTMENTS

By:	/s/ James R. Leininger
James R. Leininger General Partner

Address:	c/o Mission City Management 8122 Datapoint Dr., No. 900 San Antonio, TX 78229 Attn: Thomas W. Lyles
Facsimile:	(210) 614-5841

Appendix A to Voting Agreement

Name of Shareholder	Common Stock	Preferred Stock*	Other Securities*
Vodafone Deutschland GmbH		17,618,116
James R. Leininger, M.D.	16,936,002	6,060,606	5,784,749

*	Expressed on an as-converted to Common Stock basis.